NEWS RELEASE FOR IMMEDIATE RELEASE

Agrium executes long-term rock agreement with OCP S.A.

September 26, 2011

Calgary, Alberta — Agrium Inc. (TSX and NYSE: AGU) announced today that it has executed a long-term rock supply agreement with OCP S.A.(“OCP”) to purchase phosphate rock to supply our Redwater, Alberta phosphate facility. The phosphate rock from OCP will replace the phosphate rock currently supplied from our mine at Kapuskasing, Ontario. The move to utilizing rock from OCP is expected to take place in the second half of 2013 as economic rock reserves at Kapuskasing will be depleted at that time. We believe that OCP will be a reliable long-term supplier of high quality phosphate rock.

The agreement covers rock supply for a period up to 2020 at prices that are based on a formula that tracks finished product pricing and key published input costs. It offers downside protection to Agrium in periods of low phosphate prices and also affords OCP an opportunity to benefit from the upside when phosphate prices are strong.

“Agrium has worked diligently to obtain a long-term phosphate rock contract and expects the move back to utilizing imported rock to be a seamless one. This will allow us to maximize production of MAP at our Redwater facility in order to continue to meet the strong demand in our core markets. It will also allow us to continue to benefit from the significant sulphur and ammonia cost advantages and in-market location of the Redwater facility. We believe this agreement signifies the start of a significant partnership between Agrium and OCP, offering clear benefits to both parties,” stated Agrium’s President and CEO, Mike Wilson.

The supply agreement will come into full effect provided a number of conditions are satisfied prior to December 31, 2011, including one relating to an Agrium Board approval.

Agrium’s Redwater phosphate facility accounts for approximately half of Agrium’s phosphate production capability. Redwater’s annual rock consumption is approximately one million tonnes and the plant has P2O5 capacity of 345,000 tonnes, virtually all of which is upgraded to MAP (MAP capacity of 660,000 tonnes). Our other significant phosphate facility is located in Conda, Idaho and has its own integrated phosphate rock mine.

Agrium developed the Kapuskasing mine in the late 1990’s to replace phosphate rock which had previously been purchased from Togo. The Kapuskasing, Ontario mine is located approximately 2,500 kilometres east of the Redwater facility. The mine provided an excellent return on investment over the past decade.

About Agrium

Agrium Inc. is a major Retail supplier of agricultural products and services in North America, South America and Australia and a leading global Wholesale producer and marketer of all three major agricultural nutrients and the premier supplier of specialty fertilizers in North America through our Advanced Technologies business unit. Agrium’s strategy is to grow across the value chain through acquisition, incremental expansion of its existing operations and through the development, commercialization and marketing of new products and international opportunities. Our strategy places particular emphasis on growth opportunities that both increase and stabilize our earnings profile in the continuing transformation of Agrium.

Forward-Looking Statements

Certain statements and other information included in this press release constitute “forward-looking information” within the meaning of applicable Canadian securities legislation or constitute “forward-looking statements” within the meaning of applicable U.S. securities legislation (together, “forward-looking statements”). All statements in this press release, other than those relating to historical information or current conditions, are forward-looking statements, including, but not limited to, statements as to management’s expectations with respect to, among other things, the satisfaction of conditions necessary for completion of the agreement as contemplated and the ability to successfully utilize the phosphate rock within our existing production facilities in a timely and cost-effective manner. Such forward-looking statements involve known and unknown risks and uncertainties, many of which are beyond our control, as well as various assumptions and business sensitivities, including those risk factors referred to in the MD&A section of the Corporation’s most recent Annual Report to Shareholders as well as those risk factors described in the Corporation’s most recent Annual Information Form, which may cause actual results, performance or achievements of the Corporation to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Agrium disclaims any intention or obligation to update or revise any forward-looking statements in this press release as a result of new information or future events, except as may be required under applicable Canadian securities legislation or applicable U.S. federal securities law.

FOR FURTHER INFORMATION:

Investor/Media Relations:

Richard Downey, Vice President, Investor/Corporate Relations & Market Research

(403) 225-7357

Todd Coakwell, Manager, Investor Relations

(403) 225-7437